Nelnet Reports Second Quarter 2026 Results
LINCOLN, Neb., August 6, 2026 - Nelnet (NYSE: NNI) today reported GAAP net income of $66.7 million, or $1.85 per share, for the second quarter of 2026, compared with GAAP net income of $181.5 million, or $4.97 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $63.9 million, or $1.77 per share, for the second quarter of 2026, compared with $184.4 million, or $5.05 per share, for the same period in 2025.
Included in the operating results for the second quarter of 2025 is a gain of $175.0 million ($133.0 million after tax, or $3.65 per share) related to the partial redemption of Nelnet's investment in ALLO, a fiber-optic telecommunications company. Excluding this gain, GAAP net income for the second quarter of 2025 was $48.5 million, or $1.32 per share.
“We delivered another quarter of solid results, reflecting the strength of our diversified strategy across consumer lending, servicing, payments, and technology, with a continued focus on education,” said Jeff Noordhoek, chief executive officer of Nelnet. “This quarter included the first full quarter of contributions from our Canada servicing acquisition, and we continued to diversify our consumer lending business through additional portfolio purchases. We also continued to invest in artificial intelligence and product development across the organization. We remain focused on investing in our core businesses, pursuing opportunities for growth, and creating long-term value.”

Nelnet operates through three divisions: Nelnet Financial Services (NFS), Loan Servicing and Systems [referred to as Nelnet Diversified Services (NDS)], and Education Technology Services and Payments [referred to as Nelnet Business Services (NBS)]. NFS includes the company's Asset Generation and Management (AGM) and Nelnet Bank reportable operating segments, which earn interest income on loans and investments. NDS and NBS generate primarily fee-based revenue through loan servicing, education technology, and payment services. Business activities not included in these divisions are combined and reported within Corporate Activities.
Nelnet Financial Services
AGM
As of June 30, 2026, AGM's loan portfolio totaled $7.83 billion, consisting primarily of federally insured loans originated under the Federal Family Education Loan Program ("FFEL Program" or FFELP). During the three months ended June 30, 2026, AGM acquired $3.07 billion of consumer loans, which includes $2.86 billion of short-duration Pay Later receivables that the company began to purchase during the third quarter of 2025 and $205.5 million of other consumer loans, compared with $142.5 million during the same period in 2025. The company's consumer loan portfolio has grown to $1.21 billion as of June 30, 2026, from $411.5 million as of June 30, 2025.
The AGM operating segment reported loan and investment net interest income of $63.2 million for the three months ended June 30, 2026, compared with $49.9 million for the same period in 2025. The increase was primarily driven by higher loan spreads2 and growth in the company's consumer loan portfolio, partially offset by the anticipated runoff of the legacy FFELP portfolio. The average balance of FFELP loans outstanding declined from $8.7 billion for the three months ended June 30, 2025 to $6.7 billion for the same period in 2026. During the first six months of 2026, AGM contributed certain student loan trusts to Nelnet Bank that included $716.3 million of FFEL Program loans.
AGM recorded a provision for loan losses of $41.3 million ($31.4 million after tax) for the three months ended June 30, 2026, compared with $11.1 million ($8.4 million after tax) for the same period in 2025. The primary item impacting provision for loan losses was the establishment of an initial allowance recorded on loans acquired during the periods to reflect lifetime expected credit losses at acquisition under the current expected credit loss (CECL) methodology. The higher provision in 2026 as compared with 2025 reflects the increase in consumer loan acquisitions and related portfolio growth rather than deterioration in underlying credit performance. Credit quality metrics, including delinquency rates and charge-offs, remained generally consistent with management's expectations.
AGM holds interests in joint ventures engaged in the acquisition, ownership, and management of loan portfolios. During the three months ended June 30, 2026, AGM recognized income from these joint ventures of $8.6 million ($6.5 million after tax).
AGM reported net income after tax of $22.2 million for the three months ended June 30, 2026, compared with $20.8 million for the same period in 2025.
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

2 Loan spread represents the spread between the yield earned on loan assets and the costs of the liabilities used to fund the assets.

Nelnet Bank
As of June 30, 2026, Nelnet Bank had a loan portfolio of $1.64 billion and an investment portfolio of $1.29 billion, and total deposits, including intercompany deposits, of $2.51 billion. Loan and investment net interest income increased to $19.3 million during the second quarter of 2026, compared with $14.1 million for the same period a year ago, due to an increase in the loan and investment portfolio, partially offset by a decrease in net interest margin.
Nelnet Bank recorded a negative provision for loan losses of $0.2 million in the second quarter of 2026, compared with a provision for loan losses of $6.8 million ($5.2 million after tax) for the same period in 2025.
Nelnet Bank recognized net income after tax of $10.5 million for the quarter ended June 30, 2026, compared with a loss of $0.4 million for the same period in 2025.
Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $132.2 million for the second quarter of 2026, compared with $120.7 million for the same period in 2025. The increase was due to the company's acquisition of NDS Canada during the first quarter of 2026 and growth in consumer servicing. These increases were partially offset by a decrease in borrowers serviced for the Department of Education (Department). As of June 30, 2026, the company was servicing $519.2 billion in Department, Canada student loan servicing, FFELP, private education, and consumer loans for 15.2 million borrowers.
Operating margin decreased in the second quarter of 2026 compared with the same period in 2025 due to the decrease in revenue from the Department servicing contract and amortization of intangible assets from the NDS Canada acquisition. The Loan Servicing and Systems segment reported net income after tax of $11.3 million for the three months ended June 30, 2026, compared with $15.2 million for the same period in 2025.
Education Technology Services and Payments
For the second quarter of 2026, revenue from the Education Technology Services and Payments operating segment was $118.9 million, compared with $118.2 million for the same period in 2025. Revenue less direct costs to provide services for the second quarter of 2026 was $79.7 million, compared with $78.3 million for the same period in 2025.
Operating margin decreased in the second quarter of 2026 compared with the same period in 2025 due to an increase in operating expenses to support continued growth in the customer base and investments in the development of new technologies. Net income after tax for the Education Technology Services and Payments segment was $14.7 million for the three months ended June 30, 2026, compared with $17.9 million for the same period in 2025.
Corporate and Other Activities
During the three months ended June 30, 2026, the company recognized an unrealized gain of $8.6 million ($6.5 million after tax) from changes in the fair value of certain marketable equity securities.
Share Repurchases
During the first six months of 2026, the company has repurchased 316,600 Class A common shares for $40.6 million (average price of $128.34 per share), including a total of 190,281 Class A common shares for $24.4 million (average price of $127.99 per share) during the quarter.
Board of Directors Declares Third Quarter Dividend
The Nelnet Board of Directors declared a third-quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.33 per share. The dividend will be paid on September 15, 2026, to shareholders of record at the close of business on September 1, 2026.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” "ensure," “estimate,” “expect,” "focus," “forecast,” “future,” “intend,” “may,” "objective," “plan,” “potential,” “predict,” "pursue," "scheduled,” “should,” "strategy," “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and future servicing contracts with the Department, risks related to unfavorable contract modifications or interpretations, risks related to consistently meeting service requirements to avoid the assessment of performance penalties, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, Canadian, FFEL Program, private education, and consumer loans; loan portfolio risks such as credit risk, prepayment risk, interest rate basis and repricing risk, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, consumer, and other loans, or residual interests therein, and initiatives to purchase additional FFELP, private education, consumer, and other loans; financing and liquidity risks, including risks of changes in the interest rate environment; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to a breach of or failure in the company's operational or information systems or infrastructure, or those of third-party vendors, including disclosure of confidential or personal information and/or damage to reputation resulting from cyber breaches; risks related to use of artificial intelligence; uncertainties inherent in forecasting future cash flows from student loan assets, including residual interests therein, and related asset-backed securitizations; risks related to the ability of Nelnet Bank to achieve its business objectives and effectively deploy loan and deposit strategies and achieve expected market penetration; risks related to the company's solar tax equity partnerships, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities and risks from the impact of the enactment of the One Big Beautiful Bill that accelerates the expiration and phase out of solar energy credits; risks and uncertainties related to other initiatives (and anticipated income therefrom) including venture capital, real estate, reinsurance, acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks and uncertainties associated with climate change; risks from changes in economic conditions and consumer behavior; risks related to the company's ability to adapt to technological change; risks related to the exclusive forum provisions in the company's articles of incorporation; risks related to the company's executive chairman's ability to control matters related to the company through voting rights; risks related to related party transactions; risks related to natural disasters, terrorist activities, or international hostilities; and risks and uncertainties associated with litigation matters, maintaining compliance with the extensive regulatory requirements applicable to the company's businesses, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the company's consolidated financial statements.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, are provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Interest income:
Loan interest	$164,598	171,024	172,104	335,622	338,543
Investment interest	40,315	40,202	40,185	80,517	81,574
Total interest income	204,913	211,226	212,289	416,139	420,117
Interest expense on bonds and notes payable and bank deposits	108,902	109,583	132,854	218,485	257,968
Net interest income	96,011	101,643	79,435	197,654	162,149
Less provision for loan losses	41,077	53,244	17,930	94,321	33,267
Less provision for beneficial interests	2,441	4,130	4,977	6,571	6,487
Net interest income after provision	52,493	44,269	56,528	96,762	122,395
Other income (expense):
Loan servicing and systems revenue	132,244	127,842	120,724	260,086	241,465
Education technology services and payments revenue	118,884	154,436	118,184	273,319	265,515
Reinsurance premiums earned	40,625	22,536	26,112	63,161	50,799
Solar construction revenue	—	—	1,259	—	5,254
Other, net	18,399	10,437	22,976	28,836	47,579
Gain on partial redemption of ALLO investment	—	—	175,044	—	175,044
Derivative market value adjustments and derivative settlements, net	3,852	2,167	(3,122)	6,019	(8,701)
Total other income (expense), net	314,004	317,418	461,177	631,421	776,955
Cost of services and expenses:
Loan servicing contract fulfillment and acquisition costs	2,087	2,087	1,845	4,174	3,478
Cost to provide education technology services and payments	39,183	49,953	39,844	89,136	87,891
Cost to provide solar construction services	—	—	14,050	—	21,878
Total cost of services	41,270	52,040	55,739	93,310	113,247
Salaries and benefits	152,664	139,371	134,699	292,035	272,922
Depreciation and amortization	10,142	9,170	7,624	19,312	16,879
Reinsurance losses and underwriting expenses	32,809	23,605	25,662	56,414	47,874
Other expenses	64,199	61,840	56,617	126,038	104,924
Total operating expenses	259,814	233,986	224,602	493,799	442,599
Income before income taxes	65,413	75,661	237,364	141,074	343,504
Income tax expense	(19,942)	(20,061)	(59,510)	(40,003)	(84,521)
Net income	45,471	55,600	177,854	101,071	258,983
Net loss attributable to noncontrolling interests	21,191	15,526	3,605	36,717	5,035
Net income attributable to Nelnet, Inc.	$66,662	71,126	181,459	137,788	264,018
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.85	1.97	4.97	3.82	7.24
Weighted-average common shares outstanding - basic and diluted	36,037,509	36,076,912	36,485,605	36,057,102	36,482,035

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2026	December 31, 2025	June 30, 2025
Assets:
Loans and accrued interest receivable, net	$9,802,215	10,006,695	10,155,483
Cash, cash equivalents, and investments	2,841,174	2,643,954	2,330,692
Restricted cash	793,884	677,563	576,023
Goodwill and intangible assets, net	302,838	187,312	191,307
Other assets	534,953	548,259	457,583
Total assets	$14,275,064	14,063,783	13,711,088
Liabilities:
Bonds and notes payable	$7,043,156	7,780,927	7,903,561
Bank deposits	2,219,249	1,669,173	1,382,042
Other liabilities	1,377,223	1,036,454	942,792
Total liabilities	10,639,628	10,486,554	10,228,395
Equity:
Total Nelnet, Inc. shareholders' equity	3,770,539	3,685,792	3,574,983
Noncontrolling interests	(135,103)	(108,563)	(92,290)
Total equity	3,635,436	3,577,229	3,482,693
Total liabilities and equity	$14,275,064	14,063,783	13,711,088

Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended June 30,
	2026	2025
GAAP net income attributable to Nelnet, Inc.	$66,662	181,459
Realized and unrealized derivative market value adjustments (a)	(3,686)	3,866
Tax effect (b)	885	(928)
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$63,861	184,397
Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.85	4.97
Realized and unrealized derivative market value adjustments (a)	(0.10)	0.11
Tax effect (b)	0.02	(0.03)
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$1.77	5.05

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the respective period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.

The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria are met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the majority of the company’s derivative instruments do not qualify for hedge accounting in the consolidated financial statements. As a result, the change in fair value for the derivative instruments that do not qualify for hedge accounting is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will generally equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.

The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management and represents what earnings would have been had these derivatives qualified for hedge accounting. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.